UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2017

National Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12629	36-4128138
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

410 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 417-8000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2016, National Holdings Corporation (the “Company”) received a letter from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that the Company no longer complied with NASDAQ Listing Rule 5620(a) for continued listing (the “Rule”) due to its failure to hold an annual meeting of stockholders within twelve months of the end of the Company’s fiscal year ended September 30, 2015 (the last meeting of stockholders held before that date was on August 18, 2015).

On January 30, 2017, the Company received a letter from the staff of the Listing Qualifications Department of NASDAQ notifying the Company that, because the Company held its 2016 Annual Meeting of Stockholders (the “Annual Meeting”), the staff has determined that the Company complies with the Rule and that this matter is now closed.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company is announcing that Robert B. Fagenson has resigned from his position as Co-Chief Executive Officer of the Company as of January 31, 2017 and, as of such date, Michael Mullen, who also served as Co-Chief Executive Officer of the Company, has assumed the title of Chief Executive Officer of the Company. Mr. Fagenson will continue to serve as a member of the Board of Directors of the Company and as the Vice Chairman of the Board.

Item 5.03.      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 26, 2017, the Company held its Annual Meeting. At the Annual Meeting, the Company’s stockholders approved resolutions to amend the Company’s existing Amended and Restated Certificate of Incorporation (“Certificate”). The Company’s stockholders approved: (i) an amendment to decrease the number of authorized shares of its common stock from 150,000,000 shares to 75,000,000 shares; (ii) an amendment to permit stockholders to take actions by less than unanimous written consent; and (iii) amendments to make certain changes regarding director matters. Detailed descriptions of the amendments to the Certificate are contained in the definitive proxy statement for the Annual Meeting, filed with the Securities and Exchange Commission on December 30, 2016.

The Board previously approved the amendments to the Certificate, subject to and conditioned upon stockholder approval at the Annual Meeting. Following stockholder approval of the amendments to the Certificate at the Annual Meeting, the Company prepared an Amended and Restated Certificate of Incorporation to reflect the amendments. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 1, 2017 and is effective as of the same date.

The descriptions of the amendments to the Certificate contained herein are qualified in their entirety by reference to the Amended and Restated Certificate of Incorporation, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07           Submission of Matters to a Vote of Security Holders.

On January 26, 2017, the Company held its Annual Meeting. There were 12,437,916 shares of common stock entitled to be voted. There were 11,153,869 shares of common stock voted in person or by proxy. The following matters were voted upon:

(1)          A proposal to elect one (1) class III director to serve until the 2019 Annual Meeting of Stockholders and until his successor is elected and qualified or until his death, resignation or removal. The nominee, Eli Salig, was elected to serve as a class III director. The results of the voting were as follows:

Nominee	Votes For	Votes Against	Abstentions	Broker Non-Votes
Eli Salig	8,500,850	14,205	64,505	2,574,309

(2)          A proposal to amend our Certificate to decrease the number of authorized shares of our common stock from 150,000,000 to 75,000,000. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,118,242	14,288	21,339	-

(3)          A proposal to amend our Certificate to permit stockholders to take actions by less than unanimous written consent. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,406,280	134,485	38,795	2,574,309

(4)          A proposal to amend our Certificate to make certain changes (in addition to those amendments that are the subject of Proposal 2 and Proposal 3 above) regarding director matters. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,545,957	30,213	3,390	2,574,309

(5)          A proposal to approve an amendment to the National Holdings Corporation 2013 Omnibus Incentive Plan, which provides for the issuance of an additional 650,000 shares of common stock under such plan. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,565,311	14,148	101	2,574,309

(6)     A proposal to approve a non-binding advisory resolution approving the compensation of our named executive officers. The proposal was approved and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
8,553,940	24,049	1,571	2,574,309

(7)     A proposal to ratify the appointment by the Audit Committee of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. The proposal was ratified and the results of the voting were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
11,147,869	2,823	3,177	-

Item 9.01     Financial Statements and Exhibits.

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation of National Holdings Corporation, dated February 1, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation
(Registrant)

Date: February 1, 2017	By:	/s/ Michael Mullen
Michael Mullen
Chief Executive Officer